Exhibit 99

Certificate of Chief Executive Officer and Chief Financial Officer

of

Atlantic City Electric Company

(pursuant to 18 U.S.C. Section 1350)

            I, Thomas S. Shaw, Chairman (principal executive officer) of Atlantic City Electric Company; and I, James P. Lavin, Chief Financial Officer of Atlantic City Electric Company, each certify that, to the best of my knowledge and belief, (i) the Quarterly Report on Form 10-Q of Atlantic City Electric Company for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission on the date hereof, fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and (ii) the information contained therein fairly presents, in all material respects, the financial condition and results of operations of Atlantic City Electric Company.

/s/ Thomas S. Shaw

Thomas S. Shaw Chairman August 14, 2002

/s/ James P. Lavin

James P. Lavin Chief Financial Officer August 14, 2002